FOURTH AMENDMENT TO LEASE
(Extending Term, Modifying Rent and Amending Lease)

THIS FOURTH AMENDMENT TO LEASE (“Amendment”) is executed as of the 1st day of November, 2017, between 188 SPEAR STREET LLC, a Delaware limited liability company (“Landlord”) and NEW RELIC, INC., a Delaware corporation (“Tenant”).
RECITALS

A.      Landlord and Tenant are parties to that certain lease, dated as of July 13, 2012, pursuant to which Tenant initially leased from Landlord certain premises located on the tenth (10th), eleventh (11th) and twelfth (12th) floors of the building located at 188 Spear Street, San Francisco, California (the “Building”). The lease was subsequently amended by (i) a First Amendment to Lease, dated as of August 28, 2012 (the “First Amendment”), pursuant to which the premises covered by the lease was increased by 128 rentable square feet of space and Tenant was given exclusive access (subject to specified exceptions) to the maintenance deck on the roof of the Building (the “Maintenance Deck”), (ii) a Second Amendment to Lease, dated as of March 12, 2013 (as corrected by a letter agreement dated April 24, 2014) (the “Second Amendment”) pursuant to which (x) all of the rentable area on the ninth (9th) floor of the Building was added to the lease, (y) the initial lease term was extended and (y) Landlord and Tenant confirmed certain rent amounts under the lease and Tenant’s repayment of the Additional Allowance under the lease and (iii) a Third Amendment to Lease, dated as of December 10, 2013, pursuant to which Tenant was granted the right to make certain installations on the Maintenance Deck. The aforementioned lease, as so amended, is referred to hereinafter as the “Lease.” As of the date hereof, the premises under the Lease, excluding the Maintenance Deck (the “Premises”) consists of the following space in the Building:

Floor	Suite Number	Rentable Square Footage
9th	9000	18,363
10th	1000	18,363
11th	1100	18,363
12th	1200	18,302
	Total RSF:	73,391

The term of the Lease expires on July 31, 2020, subject to Tenant’s five (5) year renewal option set forth in Paragraph 59 of the Lease.

B. Landlord and Tenant presently desire to amend the Lease to (i) extend the Lease term through and including July 31, 2027, (ii) grant Tenant a construction allowance to be used by Tenant for Alterations to be performed by Tenant in the Premises after the execution of this Amendment, (iii) modify Tenant’s rental obligations for the Premises effective as of November 1, 2017, (iv) grant Tenant an option to further extend the term of the Lease for an additional period of five (5) years, and (v) document certain additional modifications to the Lease agreed upon by Landlord and Tenant, all as more fully provided below.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:
1.Extension of Term. The Lease term specified in Paragraph 2.b. of the Lease, as previously extended, is hereby extended through and including July 31, 2027 (the “Expiration Date”). The period commencing on November 1, 2017, and ending on the Expiration Date (as so extended) is referred to herein as the “New Term.” During the New Term, all of the existing terms, covenants and conditions of the Lease shall be applicable, except to the extent otherwise expressly provided below.
2.    Condition of Premises; Landlord’s Allowance
a.     Premises As-Is. Tenant shall accept the Premises in its “as-is” state and condition for the New Term and, except as expressly provided below, Landlord shall have no obligation to make or pay for any alterations, improvements or renovations in or to the Premises as a result of the extension of the Lease term. The parties acknowledge that Tenant intends to make certain alterations and improvements (the “Refurbishment Alterations”) to the Premises following the execution of this Amendment. The construction of the Refurbishment Alterations shall be subject to Landlord’s approval in accordance with Paragraph 9 of the Lease and otherwise governed by Paragraph 9 of the Lease, except to the extent otherwise expressly provided herein. The general contractor selected by Tenant and approved by Landlord in accordance with Paragraph 9 of the Lease to construct the Refurbishment Alterations is referred to hereinafter as “Tenant’s Contractor.”
b.    Landlord’s Allowance. Notwithstanding anything to the contrary in Paragraph 9 of the Lease, Landlord shall contribute toward the cost of the design, construction and installation of the

Refurbishment Alterations (including, without limitation, Tenant’s Contractor’s fee and the Alteration Operations Fee provided for in Paragraph 9.a. of the Lease) an aggregate amount not to exceed Two Million Five Hundred Sixty Eight Thousand Six Hundred Eighty Five Dollars ($2,568,685.00) (which is $35.00 per rentable square foot of the Premises) (“Landlord’s Allowance”), provided that not more than Two Hundred Ninety Three Thousand Five Hundred Sixty Four Dollars ($293,564.00) (which is $4.00 per rentable square foot of the Premises) of Landlord’s Allowance may be applied to design, space planning, consultants and architectural costs, including costs of preparing the construction drawings. No portion of Landlord’s Allowance may be applied to the cost of personal property, equipment, trade fixtures, moving expenses, furniture (including work stations and modular office furniture, regardless of the method of attachment to walls and/or floors), signage or free rent. Notwithstanding anything to the contrary in this Paragraph 2.b., Landlord’s Allowance shall be available for disbursement pursuant to the terms hereof only for the first twenty-six (26) months after the date of this Amendment (the “Allowance Availability Period”). Accordingly, if any portion of Landlord’s Allowance is not utilized (and Tenant has not submitted to Landlord invoices evidencing such costs) prior to the expiration of the Allowance Availability Period, such unused portion shall be forfeited by Tenant. Notwithstanding anything to the contrary in Paragraph 9.a. of the Lease, the Alteration Operations Fee shall be full compensation to Landlord for access to the Premises for construction purposes, freight elevator use during normal freight elevator hours and electricity for construction, and no additional charges shall be imposed for such purposes.
If the cost of construction of the Refurbishment Alterations (including the Alteration Operations Fee) is expected to exceed Landlord’s Allowance (based on Tenant’s estimated Budget for the Refurbishment Alterations), then Tenant shall pay all such excess (the “Excess Cost”). Based on the estimated cost (the “Estimated Costs”) of the construction of the Refurbishment Alterations, the prorata share of the Estimated Costs payable by Landlord and Tenant shall be determined and an appropriate percentage share established for each (a “Share of Costs”). Each disbursement of Landlord’s Allowance under the immediately following grammatical paragraph shall be limited to Landlord’s respective Share of Costs for the work covered by the disbursement request. At such time as Landlord’s Allowance has been entirely disbursed, Tenant shall pay the remaining Excess Cost in the same manner as Tenant’s payments of Tenant’s Share of Costs were paid.
Landlord shall disburse the Landlord’s Allowance directly to Tenant, with each disbursement to be made no later than thirty (30) days after Landlord’s receipt from Tenant of (A) invoices of Tenant’s Contractor furnished to Landlord by Tenant covering work actually performed, construction in place and materials delivered to the site (as may be applicable) describing in reasonable detail such work, construction and/or materials for which the requested disbursement applies, (B) a certificate from Tenant’s architect certifying that the work evidenced by such invoices has been performed in accordance with the plans previously approved in writing by Landlord, (C) conditional lien waivers executed by Tenant’s Contractor, subcontractors or suppliers, as applicable, for their portion of the work covered by the requested disbursement, and (D) unconditional lien waivers executed by Tenant’s Contractor and the persons and entities performing the work or supplying the materials covered by Landlord’s previous disbursements for the work or materials covered by such previous disbursements (all such waivers to be in the forms prescribed by applicable law). No payment will be made for materials or supplies not incorporated into the construction, regardless of whether the materials or supplies are located on the Premises. Landlord may withhold the amount of any and all retentions provided for in original contracts or subcontracts until expiration of the applicable lien periods or Landlord’s receipt of unconditional lien waivers and full releases upon final payment (in the form prescribed by applicable law) from Tenant’s Contractor and all subcontractors and suppliers involved in the Refurbishment Alterations. Notwithstanding anything to the contrary contained herein, in no event shall Landlord be obligated to disburse any portion of Landlord’s Allowance (i) during any period that Tenant is in breach of or in default under this Amendment or the Lease as amended hereby, or (ii) for any Refurbishment Alterations (or other permitted associated costs) in space Tenant intends to sublease.
At the time Landlord makes any disbursement of Landlord’s Allowance, Landlord shall retain from Landlord’s Allowance, as a partial payment of the Alteration Operations Fee, a proportionate amount of the Alteration Operations Fee based upon Landlord’s reasonable estimation of the amount required to be withheld from each disbursement in order to ensure that the entire Alteration Operations Fee is retained over the course of construction on a prorata basis. At such time as Landlord’s Allowance has been entirely disbursed, Tenant shall, within thirty (30) days of written demand, pay to Landlord the remainder, if any, of the Alteration Operations Fee theretofore due and not yet paid to Landlord. Upon completion of the Refurbishment Alterations, Tenant shall furnish Landlord with invoices and other documentation reasonably required by Landlord to evidence the total cost of the Refurbishment Alterations, so that the final amount of the Alteration Operations Fee may be calculated, and Tenant shall, within thirty (30) days of written demand, pay to Landlord the remainder, if any, of the Refurbishment Alteration Operations Fee not yet paid to Landlord.
3. Monthly Rent. Prior to November 1, 2017, Tenant shall continue to pay Monthly Rent for the Premises in accordance with the amounts presently provided for in the Lease, as previously amended. Commencing on November 1, 2017, and continuing throughout the New Term, the Monthly Rent provided for in Paragraphs 2.c. and 5 of the Lease shall, for the entire Premises (i.e., 73,391 RSF), be the amounts set forth below for the respective periods:

Period	Monthly Rent
11/1/17 through 10/31/18	$473,983.54
11/1/18 through 10/31/19	$488,203.05
11/1/19 through 10/31/20	$502,849.14
11/1/20 through 10/31/21	$517,934.61
11/1/21 through 10/31/22	$533,472.65
11/1/22 through 10/31/23	$549,476.83
11/1/23 through 10/31/24	$565,961.14
11/1/24 through 10/31/25	$582,939.97
11/1/25 through 10/31/26	$600,428.17
11/1/25 through 7/31/27	$618,441.01

4.    Additional Rent. Prior to August 1, 2020, Tenant shall continue to pay Additional Rent under Paragraph 7 of the Lease in accordance with the terms of the Lease, as previously amended (i.e., with a Base Year that is the 2013 calendar year, a Base Tax Year that is the fiscal tax year ending June 30, 2013, and Tenant’s Share of 35.68%).
Commencing on August 1, 2020, and continuing throughout the New Term, the Base Year shall be modified to be the 2020 calendar year and the Base Tax Year shall be modified to be the fiscal tax year ending June 30, 2020. Tenant’s Share shall remain 35.68%.
5. Letter of Credit. Landlord presently holds a Letter of Credit pursuant to Paragraph 6 of the Lease, as amended by Paragraph 6 of the Second Amendment, in the amount of Five Million Sixty Eight Thousand Fifty Seven Dollars ($5,068,057.00). The Letter of Credit shall remain in effect throughout the New Term. For avoidance of doubt, the provisions of Paragraph 6.b. of the Lease, regarding the reduction in the Letter of Credit if the specified criteria is met, shall continue to apply during the New Term.
6.     Reporting Requirements. Effective as of the date hereof, the following language is added to the end of Paragraph 8.b. of the Lease:
“Upon Landlord’s written request, Tenant shall deliver to Landlord, in form reasonably acceptable to Landlord, information relating to Tenant’s electricity consumption at the Premises or any other matter related to Tenant’s occupancy to the extent such requested information is required in order for Landlord to comply with reporting requirements imposed upon Landlord by any federal, state or local law regarding energy use or any other matter. Without limitation of the foregoing, Tenant shall, upon Landlord’s written request, deliver to Landlord information relating to the Premises that is necessary for the Building to earn and maintain performance certifications (including, without limitation, ENERGY STAR and LEED certification), which information shall be in sufficient detail for the Building to comply with the applicable certification criteria and/or requirements, including, without limitation, those applicable to data centers and to any other particular use that is subject to special certification criteria and/or requirements.”

7.      Alterations. Effective as the date hereof, the following sentence is added to the end of second grammatical paragraph of Paragraph 9.a. of the Lease:

“Upon the completion of an Alteration, Tenant shall notify Landlord in writing of the total cost of the Alteration.”
8.      Parking. During the New Term, Tenant’s right to lease twenty (20) unassigned parking spaces in the Parking Garage pursuant to Paragraph 53 of the Lease, as amended by Paragraph 7 of the Second Amendment, shall remain in full force and effect.
9.    Monthly Maintenance Deck Rent. Prior to August 1, 2020, Tenant shall continue to pay Monthly Maintenance Deck Rent pursuant to Paragraph 60.b. of the Lease (which was added to the Lease by Paragraph 2 of the First Amendment). Effective as of August 1, 2020, Tenant’s Monthly Maintenance Deck Rent under Paragraph 60.b. of the Lease shall be modified to be the following amounts:

Period	Monthly Maintenance Deck Rent
8/1/20 through 7/31/21	$5,273.52
8/1/21 through 7/31/22	$5,502.80
8/1/22 through 7/31/23	$5,732.08
8/1/23 through 7/31/24	$5,961.37
8/1/24 through 7/31/25	$6,190.65
8/1/25 through 7/31/26	$6,419.93
8/1/26 through 7/31/27	$6,649.22

10.    Renewal Option. The renewal option originally set forth in Paragraph 59 of the Lease is hereby reinstated, provided that the references therein to the “initial term of this Lease” shall be deemed to refer to the New Term, as defined in Paragraph 1 above. The renewal option may only be exercised as to the entire Premises (i.e., 73,391 RSF) together with the Maintenance Deck, and may not be exercised for only a portion of such space.
11. Leasing Restriction. Subject to the terms of this Paragraph 11, during the New Term and, if so exercised, the renewal term referenced in Paragraph 10 above, Landlord shall not lease space in the Building to (or, except with regard to leases in effect as of the date hereof, permit a sublease of space in the Building to) any of the following competitors of Tenant (each a “Tenant Competitor”): Cisco, Splunk or ServiceNow (the “Leasing Restriction”). Notwithstanding the foregoing, the Leasing Restriction shall be inapplicable if, as of the date Landlord desires to lease space in the Building to a particular Tenant Competitor (i) there exists an uncured monetary Event of Default or a material non-monetary Event of Default, or (ii) Tenant originally named herein (and/or an Affiliate thereof) is not the Tenant under this Lease or (iii) Tenant (and/or an Affiliate thereof) is not actively conducting, in at least eight-five percent (85%) of the Premises then covered by the Lease, a business which is still reasonably deemed competitive with the business then conducted by the Tenant Competitor. If the Leasing Restriction became inapplicable due to the occurrence of any of the clauses in the immediately preceding sentence, then the Leasing Restriction shall permanently be terminated.
12. Financial Statements. Effective as the date hereof, the following sentence is added to the end of Paragraph 48 of the Lease:
“Notwithstanding the foregoing, the foregoing shall be inapplicable so long as Tenant is a publicly traded company and the applicable financial information is publicly available on the internet.”

13. CASp Disclosure. As of the date of this Amendment, the Premises and the common areas expected to be in Tenant’s path of travel during the New Term, have not undergone an inspection by a Certified Access Specialist (CASp) regarding compliance with construction-related accessibility standards. A CASp can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises. This disclosure is made pursuant to Section 1938 of the California Civil Code.
14.     Brokers. Landlord and Tenant each represents and warrants that it has negotiated this Amendment directly with Shorenstein Management, Inc., and Cresa (“Brokers”), and such party has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesman to act for it in connection with this Amendment. Each party shall indemnify, defend and hold the other party harmless from and against any and all claims by any real estate broker other than Brokers for a commission, finder’s fee or other compensation as a result of any inaccuracy in the indemnifying party’s foregoing representation and warranty. Pursuant to separate agreement(s), Landlord shall pay Brokers any commissions, fees or other compensation to which such Brokers are entitled in connection with this Amendment.
15.      Authority. If Tenant is a corporation, partnership, trust, association or other entity, Tenant hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the State in California, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Amendment and to perform all Tenant’s obligations under the Lease, as amended by this Amendment, and (d) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so.

16.     No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or to amend the Lease, or a reservation of or option for lease or to amend the Lease, and this instrument is not effective as a lease amendment or otherwise until executed and delivered by both Landlord and Tenant.

17. Lease in Full Force and Effect. Except as provided above, the Lease is unmodified hereby and remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this document as of the date and year first above written.

Landlord: 188 SPEAR STREET LLC, a Delaware limited liability company By: /s/ Gregg Meyer Name: Gregg Meyer Title: Vice President	Tenant: NEW RELIC, INC., a Delaware corporation By: /s/ Mark J Sachleben Name: Mark J Sachleben Title: CFO